EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Diana Phillips

Matthew Weigman

Press Department
(212) 606-7176
Jennifer Park
Investor Relations
(212) 894-1023

SOTHEBY’S HOLDINGS, INC. ANNOUNCES
THIRD QUARTER AND NINE MONTH RESULTS

•      Strong Fourth Quarter Sales Rebound Underway

•      Sotheby’s leads both Impressionist and Contemporary fall sales with $146.0 million and $74.6 million, respectively*

November 13, 2003, New York — Sotheby’s Holdings, Inc. (NYSE: BID; LSE: STBA), the parent company of Sotheby’s worldwide live auction businesses, art-related financing and real estate brokerage activities, today announced results for the third quarter and nine months ended September 30, 2003.

For the quarter ended September 30, 2003, the Company’s net loss was ($27.4) million, or ($0.45) per share, compared to a net loss for the third quarter of 2002 of ($43.0) million, or ($0.70) per share, a 36% improvement.  The narrowing of this loss was predominantly due to the significant reductions in employee retention costs and antitrust related special charges when compared to the prior year.  During the third quarter of 2003, the Company recorded pre-tax net charges of $2.7 million, primarily due to employee retention costs and antitrust related special charges principally for settlement administration costs.  Excluding these

* Impressionist total includes results from the evening and day sales on November 5th and 6th while the Contemporary total only includes results from the Part I evening sale on November 12th.

charges, the Company’s adjusted net loss would have been ($25.7)** million, or ($0.42)** per share, for the third quarter of 2003.  During the third quarter of 2002, the Company recorded pre-tax net charges of $26.5 million, largely due to the $20.1 million fine imposed on the Company by the European Commission in its antitrust investigation.  Excluding these charges, the Company’s net loss would have been ($18.8)** million, or ($0.31)** per share, for the third quarter of 2002.  The Company reported total revenues of $42.3 million for the third quarter of 2003, compared to $48.4 million in the corresponding period of 2002, a decrease of 13%.  This decrease was almost entirely attributable to the sale of Sir Peter Paul Rubens’ masterpiece Massacre of the Innocents for the record price of $76.7 million in July of 2002, for which there was no comparable sale in the third quarter of 2003.

During the third quarter of 2003, the Company’s Real Estate segment benefited from a rebound in certain real estate markets, with revenues increasing $1.9 million, or 19%, from the same period of 2002.  Real Estate operating income was up for the quarter by approximately 30% to $3.3 million.

The third quarter is historically a period of minimal sales activity in the art auction market (typically less than 10% of total annual auction sales for Sotheby’s) and, therefore, the Company traditionally reports a loss in the period.

For the first nine months of 2003, net loss was ($40.9) million, or ($0.66) per share, compared to a net loss of ($48.2) million, or ($0.78) per share for the corresponding period of 2002, a 15% improvement, which was primarily due to significantly decreased employee retention costs and antitrust related special charges over the period.  Results for the first nine months of 2003 include pre-tax net charges of $15.8 million, which consist of $8.2 million in employee retention costs, $5.0 million in net restructuring charges and $2.6 million in antitrust related special charges.  Excluding these charges, the Company’s adjusted net loss for the first nine months of 2003 would have been ($30.5)** million, or ($0.49)** per share.  Included in the first nine months results of 2002 are pre-tax net charges of $36.0 million,

** Non-GAAP financial measure.  See Appendix B.

which consist of antitrust related special charges of $19.2 million, employee retention costs of $18.3 million and a net restructuring benefit of $1.5 million.  Excluding these pre-tax charges, adjusted net loss for the first nine months of 2002 would have been ($18.0)** million, or ($0.29)** per share.  The Company reported total revenues of $208.9 million for the first nine months of 2003, compared to $220.8 million for the corresponding period of 2002, a decrease of $11.9 million, or 5%. Again, this was largely due to the sale of the Rubens painting discussed above, as well as lower sales results for our major second quarter spring sales, which was attributable to the unfavorable conditions for property gathering during the lead-up to the war in Iraq.

Direct costs were lower for the first nine months of 2003 by $5.7 million, or 16%, when compared to the same period in 2002.  This was due to lower catalogue production costs resulting in part from a strategic decision to decrease the number of lots offered at auction, as well as other cost savings initiatives.  Excluding employee retention costs, net restructuring charges,  antitrust related special charges and the unfavorable impact of foreign currency movements, total operating expenses for the first nine months of 2003 would have been  $222.6** million, a decrease of $11.8 million, or 5%, when compared to the same period in 2002.

“The rebound in the art market that we have seen this fall is very encouraging and our outlook for the fourth quarter is extremely positive,” said Mr. William F. Ruprecht, President and Chief Executive Officer of Sotheby’s Holdings, Inc.  “Our Impressionist and Contemporary sales led the market at $146.0 million and $74.6, respectively*, with the Impressionist results almost double that of the spring ($81.1 million) and the Contemporary results almost triple that of the spring ($27.3 million) and the second highest Contemporary total since 1989.  These impressive results, along with the sales still to take place this quarter, give us confidence in a promising finish to 2003.  We currently anticipate materially higher fourth quarter results as compared to the fourth quarter of 2002.

Impressionist and Contemporary Sale Results

“Last week, Sotheby’s was the market leader in the New York fall series of Impressionist and Modern art sales with a total of $146.0* million,” said Mr. Ruprecht.  “Sotheby’s achieved the highest price for any work of art this season when Gustav Klimt’s vibrant landscape of his Austrian summer home Landhaus am Attersee sold for $29.1 million, easily surpassing its pre-sale high estimate of $25 million.  This is a record for the artist at auction as well as the highest auction price achieved for an Impressionist work of art at Sotheby’s since 1999 (the recent peak of the art market).  Other highlights of the evening were Claude Monet’s Nymphéas, from his famed Water Lilies series and Vincent van Gogh’s La Moisson en Provence, selling for $10.4 million and $10.3 million, respectively.  During the evening, twenty works achieved prices in excess of $1 million and eight exceeded $5 million.

“Last night, we held a very exciting Part I sale of Contemporary Art in New York which brought $74.6* million, leading the market by a comfortable margin,” said Mr. Ruprecht.  “Nineteen works sold for over $1 million and the highlight of the evening was Willem de Kooning’s Spike’s Folly I, which came in at $11.2 million, above its low estimate of $10.0 million.  Another noteworthy lot was Mark Rothko’s No. 8 (White Stripe), which brought $8.9 million, above its low estimate of $8.0 million.”

Fourth Quarter Highlights

In October, Sotheby’s held the highly successful single owner sale of the collection of American fashion legend, Bill Blass.  This three day sale in New York of mainly English furniture, Old Master paintings, Italian bronzes and fine European paintings brought in $13.6 million, more than doubling its high estimate of $6.4 million.  All but nine lots of the 800 offered were sold.  In Paris, the collection of Barbara Piaseka Johnson’s Empire furniture and decorations, works of art, silver, ceramics, carpets and Old Master drawings  sold very successfully for $6.4 million, above its high estimate of $5.9 million.

The October sales in Hong Kong fared very well, totaling $44.9 million, above its low estimate of $44.2 million, with the Chinese Paintings and Ceramics sales achieving $27.6 million, well above the low estimate of $23.2 million.  A new world record for imperial works of art was set at $3.7 million for a set of scholar seals from the Emperor Qianlong of the Qung Dynasty.

Upcoming Sales

On November 20th, during our Magnificent Jewels sale in Geneva, Sotheby’s is offering the largest D color diamond ever to be sold at auction.  This internally flawless stone weighs 103.83 carats and is estimated between $8 and $10 million.  To date, only three other diamonds of perfect color and clarity over 100 carats have ever been sold at auction, all three having previously been sold at Sotheby’s in Geneva.

Our American Paintings sale on December 3rd carries a low estimate of $16.8 million and is highlighted by Albert Bierstadt’s Yosemite Valley, a work by one of the greatest American landscape painters which is estimated to garner $4.5 - $6.0 million.

An extraordinary highlight of the fourth quarter will be the sale at auction of Mies van der Rohe’s Farnsworth House in Plano, Illinois.  This house has been compared to Frank Lloyd Wright’s Fallingwater as one of the most recognizable landmarks of the modern American architectural world and is estimated between $4.5 and $6.0 million.  It will be sold as the final lot of our 20th Century Design auction on December 12th which also includes two noteworthy single owner sales.  The collection of Seymour Stein, the co-founder of Sire records who is responsible for launching the careers of Madonna, the Pretenders, Depeche Mode, the Ramones and many others, is comprised of Victorian paintings and furniture and decorations from the 1920s and 1930s and is expected to achieve $5 million.  Wolfgang Joop, famed fashion designer and collector of important 20th Century design, is selling the contents of his homes in New York, Germany and Monaco at Sotheby’s for an estimated $2.0 - $2.6 million.

About Sotheby’s Holdings, Inc.

Sotheby’s Holdings, Inc. is the parent company of Sotheby’s worldwide live auction businesses, art-related financing and real estate brokerage activities.  The Company operates in 34 countries, with principal salesrooms located in New York and London.  The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland

and Singapore.  Sotheby’s Holdings, Inc. is listed on the New York Stock Exchange and the London Stock Exchange.

* * *

Forward-Looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company.  Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses and the marketability at auction of such property and the supply and demand for luxury residential real estate.

Financial Tables Follows

All Sotheby’s Press Releases are published on our website at www.sothebys.com

Sotheby’s Holdings, Inc.’s earnings conference call will take place on Thursday, November 13th, 2003, at 4:45 PM EST.  Domestic callers should dial: 800-218-4007 and international callers should dial: 303-262-2075.  The call reservation number is 557641.

To listen to the conference call via web cast, please go to www.visualwebcaster.com/event.asp?id=18374 and enter the passcode 18374 when prompted.  You will need Windows Media Player or Real Player to access the call.  Please download either program before the call begins at 4:45 PM on November 13th.

APPENDIX A

Sotheby’s Holdings, Inc.

Consolidated Statements of Operations

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
	(Thousands of dollars, except per share data)

Revenues:
Auction and related revenues	$29,006	$36,130	$174,719	$184,270
Other revenues	13,271	12,230	34,213	36,569
Total revenues	42,277	48,360	208,932	220,839

Expenses:
Direct costs of services	5,767	7,107	29,856	35,604
Salaries and related costs	34,496	34,893	109,209	108,945
General and administrative expenses	25,594	24,749	74,126	72,049
Depreciation and amortization expense	6,883	6,091	20,478	17,823
Retention costs	1,807	5,761	8,150	18,311
Net restructuring charges	(308)	(98)	5,033	(1,533)
Special charges	1,195	20,872	2,571	19,153
Total expenses	75,434	99,375	249,423	270,352

Operating loss	(33,157)	(51,015)	(40,491)	(49,513)

Interest income	356	24	1,984	1,934
Interest expense	(8,986)	(5,379)	(24,007)	(17,079)
Other income	219	513	606	597

Loss before taxes	(41,568)	(55,857)	(61,908)	(64,061)

Income tax benefit	(14,133)	(12,882)	(21,049)	(15,836)

Net loss	$(27,435)	$(42,975)	$(40,859)	$(48,225)

Basic and diluted loss per share	$(0.45)	$(0.70)	$(0.66)	$(0.78)

Basic and diluted weighted average shares outstanding (in millions)	61.6	61.5	61.6	61.5

APPENDIX B

SOTHEBY’S HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP  FINANCIAL MEASURES

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by ** are to “adjusted” non-GAAP financial measures. Management believes that the use of non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company’s results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(Thousands of dollars, except per share data)

GAAP Net Loss	$(27,435)	$(42,975)	$(40,859)	$(48,225)

Adjustments (net of income tax effects) (a):
Retention costs (b)	1,193	3,687	5,379	11,719
Net restructuring charges (c)	(203)	(63)	3,322	(981)
Special charges (d)	789	20,584	1,697	19,484

Adjusted Net Loss	$(25,657)	$(18,767)	$(30,461)	$(18,003)

GAAP Loss Per Share	$(0.45)	$(0.70)	$(0.66)	$(0.78)

Adjustments (net of income tax effects) (a):
Retention costs (b)	0.02	0.06	0.09	0.19
Net restructuring charges (c)	0.00	0.00	0.05	(0.02)
Special charges (d)	0.01	0.33	0.03	0.32

Adjusted Loss Per Share	$(0.42)	$(0.31)	$(0.49)	$(0.29)

GAAP Operating Expenses	$75,434	$99,375	$249,423	$270,352

Adjustments:
Retention costs (b)	(1,807)	(5,761)	(8,150)	(18,311)
Net restructuring charges (c)	308	98	(5,033)	1,533
Special charges (d)	(1,195)	(20,872)	(2,571)	(19,153)
Unfavorable impact of foreign currency translations	(2,132)	—	(11,084)	—

Adjusted Operating Expenses	$70,608	$72,840	$222,585	$234,421

(a)   The consolidated effective tax benefit rate for the three months ended September 30, 2003 and 2002 was approximately 34% and 23%, respectively.  For the nine months ended September 30, 2003 and 2002, the effective tax benefit rate was approximately 34% and 25%, respectively.

(b)   Consists of costs related to the Company’s employee retention programs.

(c)   Consists of net charges or credits related to the Company’s restructuring plans.

(d)   Consists of net charges related to the investigation by the Antitrust Division of the United States Department of Justice, other governmental investigations and the related civil antitrust litigation, as well as a credit in the first quarter of 2002 related to the Company’s final settlement agreement with its former Chief Executive Officer.